UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

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MSTI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0240347
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

259 - 263 Goffle Road
Hawthorne, New Jersey 07506
(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:            N/A
(If applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.001 per share
(Title of Class)

On October 16, 2007, we filed with the Securities and Exchange Commission a Registration Statement on Form 8-A with respect to registering our common stock (the “Form 8-A”). This amendment to the Form 8-A, amends and restates the Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the common stock, par value $0.001 per share (the “Common Stock”), of MSTI Holdings, Inc. (the “Registrant”). Registrant’s authorized stock is 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. On October 2, 2007, there were 29,386,552 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Registrant’s Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared, if any, by the board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding-up, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Anti-Takeover Effect of Delaware Law and Certain Charter and By-Law Provisions

The Registrant’s Certificate of Incorporation and By-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Registrant. These provisions have the following effects:

•	they provide that annual and special meetings of stockholders may be called only by the Registrant’s Board of Directors or by an officer instructed by the directors to call the meeting;

•
they provide that only business brought before an annual meeting by the Registrant’s Board of Directors or by a stockholder who complies with the procedures set forth in the By-laws may be transacted at an annual meeting of stockholders;

•	they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Registrant’s Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Registrant; and

•
they allow the Registrant to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of the Registrant’s Common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of the Registrant’s Common Stock, as well.

The Registrant is also subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock of the Delaware corporation.

Item 2.	Exhibits.

Exhibit No.	Description
3.1.	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2007)

3.2.
Certificate of Amendment to Certificate of Incorporation, dated May 24, 2007 (Incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 29, 2007)

3.3	By-laws (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2007)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MSTI Holdings, Inc

October 18, 2007	By:	/s/ Frank T. Matarazzo
Frank T. Matarazzo
Chief Executive Officer